Exhibit 99.1

FINAL TRANSCRIPT

    Conference Call Transcript

    BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

    Event Date/Time: May. 03. 2007 / 10:00AM ET

FINAL TRANSCRIPT

May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Stacy Feit

Financial Relations Board—IR

Laurence Geller

Strategic Hotels & Resorts—President & CEO

Jim Mead

Strategic Hotels & Resorts—EVP & CFO

Richard Moreau

Strategic Hotels & Resorts—EVP Asset Management

CONFERENCE CALL PARTICIPANTS

Will Marks

JMP Securities—Analyst

Smedes Rose

Calyon Securities—Analyst

Michelle Ko

UBS—Analyst

Bill Crow

Raymond James—Analyst

Jeff Randall

AG Edwards—Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Strategic Hotels and Resorts, Inc. first-quarter 2007 earnings conference call. Today’s call is being recorded. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that this conference is being recorded and I would like to turn the conference over to Stacy Feit of the Financial Relations Board.

Stacy Feit —Financial Relations Board—IR

Thank you and good morning, everyone. Welcome to Strategic Hotels & Resorts’ first-quarter 2007 conference call. The press release and supplemental financials were distributed yesterday. If anyone online did not receive a copy, they’re available on the company’s web site at www.strategichotels.com in the Investor Relations section. Additionally, we’re hosting a live webcast of today’s call, which you can also access in that section. A replay of the call will be available for one month on the company’s web site.

Before we get underway, I would quickly like to state that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the company

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operates, as well as management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice with the SEC filings.

In the press release and supplemental data, the company reconciled all non-GAAP financial measures to those directly-comparable GAAP measures in accordance with the Reg G requirements. Having gone over all of that, I would like to welcome management. With us today, we have Laurence Geller, President and Chief Executive Officer, Richard Moreau, Executive Vice President, Asset Management, and Jim Mead, Chief Financial Officer. Without further ado, I will turn the call over to Laurence.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Good morning, welcome and thank you all for taking your time to participate today. The first quarter of this year, which is, of course, seasonally our weakest quarter, was a good one for our company and continues the trends we reported last quarter. It augurs well for the balance of this year.

As such, we have increased our annual guidance for RevPAR and for FFO per-share. This is a move which reflects our confidence in the strength of the high-end segments of our industry, the strengths of the markets in which we operate, the impact of our disciplined execution of operational and marketing strategies and tactics, and the success of our best practices programs. It also demonstrates our narrow focus on consistent and methodical execution of our master planned activities.

The successful openings of our second and third wine rooms under our proprietary brand ENO has proven out its consumer research driven concept and is meeting our demographic targeting objectives as well as our financial goals. We are continuing the rollout of ENO stores in a systematic fashion across our portfolio.

The successful execution of our Punta Mita strategy, with its unique innovations such as our proprietary retailing operations, our five-key super suite with features such as a self-contained media room, gym and spa, and our new wing of rooms specifically targeted at the burgeoning high-end family market has again completely validated our bold master plan.

By the way, we are pleased with the beta testing of our new retail concepts at this property and, as a result, are executing a planned rollout of our retail schemes at other properties in our portfolio.

Our balance sheet improvement strategy continues apace and we are pleased with the terms, conditions, and reduced costs of our newly-placed debt. Today, with over 80% of our debt fixed at an average debt cost of 5.3%, and with over $400 million of debt capacity available, we feel that our balance sheet is in a far stronger position than ever before.

I will now ask Jim to go into specifics about our performance and our guidance, and I’ll sum up afterwards.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead - Strategic Hotels & Resorts - EVP & CFO

Thanks, Laurence and good morning.

Yesterday we reported the results of our first quarter with comparable EBITDA of $56.6 million, about $1 million over the high-end of our guidance range, and comparable FFO per-share of $0.29, again, at the high-end our guidance range. Our comparable figures exclude the write-off of deferred financing costs resulting from a refinancing during the quarter, and the impact of foreign exchange translations of certain balance sheet items in Prague.

Comparable FFO per share decreased year-over-year, as the properties we acquired during 2006 have a different seasonality than the portfolio a year ago. We expect to begin to see year-over-year increases next quarter and throughout the remainder of the year as the effect of seasonality evens out.

Our total revenues per room increased 8.8% for the same-store portfolio of hotels, and 6.8% for our total North American portfolio. These are quite exceptional results, in particular, considering the comparison in certain of our markets to a strong post-Katrina quarter a year ago.

RevPAR at our North American hotels increased 7.6% with rates increasing 5.7% on a 1.3% increase in average occupancy. Most of our markets were strong and exceptions were hotel-specific, rather than market issues. I will give you a sampling of what we saw:

In Chicago, our hotels had a difficult post-Katrina comparison. In order to fill hotel rooms, management discounted rates to pursue some price-sensitive, self-contained group business. Although rates decreased marginally at the InterContinental and Fairmont, higher occupancies—up 11% at the InterCon and 4% at the Fairmont, drove high-teens growth in the food and beverage businesses.

Washington D.C.’s results benefited from a change in congress and we were able to raise our average rates over 11% to $515 in the first quarter. Our expectation is that strong demand for our luxury product will continue at least through the 2009 election cycle and first year in office of a new president.

The InterContinental Miami increased RevPAR 12.2%, in part driven by the Super Bowl. The demand for our hotel is solid and we’re looking at group bookings during the remainder of the year that exceed the levels prior to the 2005 hurricane season.

Fairmont Scottsdale lost a large group meeting worth $1.2 million in revenues during the quarter, but the company concerned rebooked three separate events next year worth about $5 million in revenues.

Our oceanfront properties in Southern California, the Hotel del Coronado and Ritz-Carlton Laguna Niguel, both suffered from poor January weekend weather and from the disruption in travel to the properties during the February snowstorms. Additionally, the Hotel del Coronado also had $1 million in displaced business during the quarter as a result of the soon to be completed renovation of the 214-room Ocean Tower.

Westin St. Francis delivered an 8.4% RevPAR growth and had a generally strong quarter driven primarily by a planned increase in transient rates.

The Ritz-Carlton Half Moon Bay lost a large group and the related food and beverage business. Although increases in transient rates by over 12% recovered some of the shortfall in room profits, this could not replace the lost banqueting and its ancillary business. The property also identified an additional negative adjustment totaling $270,000 relating to the accounting issues last year, and it was charged to EBITDA during the first quarter.

Operating margins improved to the GOP line by 150 basis points at our same-store hotels and they contracted by 30 basis points to EBITDA. The more significant detractors from EBITDA

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margin growth were year-over-year increases in insurance that cost about 50 basis points, contracted step ups in the management fees at our InterContinental Chicago and Miami, and Fairmont Chicago hotels, which cost another 50 basis points. These sets of increases were, of course, considered in our annual plan and guidance and I just mentioned the charge at the Ritz-Carlton Half Moon Bay of $270,000, which translated into about 20 basis points of same-store EBITDA margin.

We look at gross operating profit and EBITDA per room growth as an important measure of performance and of our hotels’ success in driving cash flow from top line growth. The results for our North American hotels was a healthy 10.2% increase in our gross operating profit per room and a 7.6% increase in EBITDA per room for our stabilized portfolio.

The London Marriott Grosvenor Square reported an 18.7% growth in Total RevPAR in local currency, which translated into a U.S. dollar gross operating profit per room increase of 42%. The InterContinental Prague Total RevPAR was only slightly positive as a result of a rooms renovation, however, importantly, rates at the hotel were up by 13% in local currency, which translated into a 13% U.S. dollar increase in gross operating profits per room. Our leased hotel in Paris increased RevPAR by 19.4% in local currency and our Marriott Hamburg was about flat to last year.

Turning to our balance sheet, we took advantage of a strong debt market to refinance several properties and replace our line of credit to improve cost and terms and increase availability. The company now has approximately $400 million of unused capacity on a $500 million line of credit priced on a leverage-based grid against $1 billion of unencumbered assets. Pricing ranges from LIBOR plus 80 to 150 basis points, and is presently at LIBOR plus 80 basis points.

We also saw a temporary market opportunity to issue convertible debt with a call spread option to increase the exercise price on very attractive terms. The effect of the transaction was to give the company $166 million in net proceeds at an all-in effective interest rate of 3.8% and a conversion option into common stock at over $32 per share. We used $25 million of the proceeds to repurchase stock at $23 per share.

In total, we replaced approximately $500 million of outstanding debt with improved terms and pricing, which is on average approximately 100 basis points less expensive.

In addition, we took advantage of the inverted yield curve to fix rates on $200 million of debt through interest rate swaps, so today, 82% of our consolidated debt is fixed-rate at an average cost of 5.3%.

Turning to guidance, our forward indicators, such as group bookings and estimated group revenues against our internal budgets, all indicate strong operating performance well into 2008. We have tempered our top line guidance for the year, as we are seeing some weakness in the second quarter at certain properties related to some gaps in our group schedule, which mostly impacts food and beverage profits. But these same measures are very firm as we move into the second half of the year.

In summary, we have set guidance appropriately, cautiously, despite seeing upside potential. We carefully monitor all of our leading indicators and will report on our views at the end of the current quarter.

You will recall that our previous guidance included an expectation of same-store RevPAR growth between 6.5% and 7.5% and Total RevPAR of between 5.5% and 6.5%. We are raising this expectation by 1% to a RevPAR range of 7.5% to 8.5% and Total RevPAR range of 6.5% to 7.5%.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

We also raised our RevPAR growth guidance for total North American hotels by 50 basis points to a range of 8.0% to 9.0%, but we are keeping Total RevPAR growth guidance the same for now and will wait and see the second quarter group meetings impact on food and beverage sales, in particular at the St. Francis and Fairmont Scottsdale hotels, both of which are not in our same-store comparisons.

The result from these top line assumptions changed our full-year guidance for comparable EBITDA to $260.7 million to $267.2 million, moving our midpoint up, but not the top end of our range. And adding the interest savings from refinancings during the first quarter, we have increased guidance for FFO per share to $1.55 to $1.63.

Not included in our guidance is the expected closing of condominium hotel units at the Hotel del Coronado, which are to begin later this year and be substantially completed by year-end. The potential contribution to company results from these sales is roughly $15 million to $18 million in cash flow, $10 million to $12 million in EBITDA, and $6 million to $7 million in FFO, or approximately $0.08 to $0.09 per share. FFO per share reporting for the remainder of the year will include these residential sales and future press releases will identify this component specifically. We expect this type of residential sales will positively impact earnings for several years as we sell fractional units in our Four Seasons residences in Punta Mita and, subsequently, with the delivery of fractional condominium hotel units and residential sites at La Solana.

I would like to close my comments with a few words on valuation. Our portfolio of hotels is differentiated both by its quality and uniqueness in that each hotel has a well-conceived master plan with significant upside from its market, its positioning in the market, and the realization of significant value enhancement potential.

What I would like to do is breakdown our portfolio into five components, or as one of our investors like to refer to them, as “buckets”.

Our first bucket of hotels is comprised of five oceanfront, irreplaceable resorts and meetings destinations, including our Four Seasons Punta Mita, Hotel del Coronado, Ritz-Carltons Half Moon Bay and Laguna Niguel, and the Loews Santa Monica Beach Hotel. These collectively contribute 34% of our total EBITDA, but provide a substantially higher component of value to the company as a result of their “trophy” nature.

Then we have seven meetings and business hotels, which are in their own right irreplaceable and uniquely define a high-end segment of the market. These include our InterContinentals in Chicago and Miami, Fairmonts in Chicago and Scottsdale, Westin St. Francis and Four Seasons D.C. and Mexico City. Collectively, these hotels contribute 45% of the company’s EBITDA and define the upper end of their segments and would garner premium valuations in their markets.

Four of our hotels are in Europe. The London Marriott Grosvenor Square is in a market that has the potential to grow in double digits through the 2012 Olympics, and the InterContinental Prague, which is the high-end meetings destination for that major city center. Cap rates in Europe have compressed significantly over the past few years, and valuations in London, for example, exceed levels in New York City. We also have two leasehold interests in Paris and Hamburg, which currently contribute a couple of million dollars to EBITDA, have no downside risk, but have, particularly in Paris, substantial upside participation potential. Collectively, these hotels contribute 12% of the company’s EBITDA.

I would characterize three hotels that contribute 9% of the company’s EBITDA as non-core, in that they do not provide management with the significant long-term asset management opportunities to enhance the value that we look for. These are the Hyatt Regencies in Phoenix and La Jolla and our Marriott Lincolnshire.

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And finally, and likely most importantly, we have substantial value in assets that are not producing income today, but which are under active plans to harvest value.

We include in this category the exciting capital investment programs we have throughout our portfolio in North America and Europe that have the potential to provide substantial and sustainable increments to earnings, to long-term growth in financial results and net asset values.

A settlement with the insurance companies over our Hyatt Regency New Orleans could occur in the upcoming months and we will be able to aggressively pursue our strategy here.

We have contracted to purchase expansion space currently under development for 225 suites and a 20,000 square foot unique ballroom across from the Fairmont Chicago in the Aqua Building. This expansion creates the opportunity to redefine the high-end social and meetings market in Chicago.

The land we own close to our Four Seasons Punta Mita, which we refer to as La Solana, will soon be under development for a luxury 100% ocean-facing, 70-room, all-suite hotel, with 13 units for fractional sales, 12 condominiums, and 42 residential building sites. By way of reference, the 28 rooms we’ve just completed in our neighboring Four Seasons will generate $3.5 million to $4 million of EBITDA in their first year of operations, or $125,000 to $140,000 per room. We would anticipate similar or better economics for this new hotel.

We own 31% of the Four Seasons Residence program in Punta Mita, which will deliver 25 units over the next two years.

At the acquisition of the Fairmont Scottsdale hotel, we acquired an additional ten acres which, when combined with five acres on the hotel site that have been isolated through internal planning, give us the opportunity for a major expansion and repositioning effort at this hotel.

We are in the entitlement process for land on the beach in Santa Monica for residences, and in the nascent entitlement stages for the process for land next to our Prague hotel.

And as we have already spoken about, our Hotel del Coronado condominium hotel sales will generate between $15 million and $18 million to us after-tax this year. And the rental of the condominium hotel units will contribute an annual run rate of around $3 million a year. And keep in mind that the debt financing of the construction will be paid off through the sales of the condominium, so this $3 million in EBITDA is an un-levered cash flow.

As many of you know, we are also entitled for 144 extra bedroom units on the land we own at the del and are working on the master plan to best utilize the land opportunity that the strong market provides.

Let me now turn the call back to Laurence.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Thanks, Jim. Jim referred to the five components, or buckets, of our portfolio. This is one way we think about our assets as we consider the underlying valuation metrics and the varying multiples associated with each of our portfolio’s components. We have been, and are, very consistent in saying that our great real estate is the key to our strategy. It underpins everything we do and has driven our transformational acquisition activities.

I want to refer for a moment to the final bucket that Jim discussed—non-revenue-producing assets. Over the past two years, we have not only had to deal with New Orleans in this category,

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but more importantly, we have worked very hard to bring assets to our company, each of which will add value to both our individual and our collective properties. We’ve done so in a very disciplined, thoughtful, and very deliberate manner, knowing that although we would have no immediate income from these outlays, these assets and their underpinning values would not only enhance our portfolio, but, importantly, give us longer-term, high-value growth with synergistic benefits and the resultant and constant increases in profitability. This will add to and further distinguish our company’s sustainable earnings, growth rates, and asset values and this planned activity will provide us with more high-return, great real estate.

We constantly refer to our research-based master planning as one of the most important features of our core strategies. For a leading-edge asset management company such as ours, it is the key to our future growth. The very high quality of our properties merit thoughtful and complete market-led positioning and property maximization strategies. These asset-management-led plans are composed of operational, marketing, and physical enhancements and expansion strategies. They give us internal, organic, and sustainable growth and free the company from a dependency on the vicissitudes of a “growth-through-acquisitions” strategy and allow us to benefit from the balance of the lodging cycle. Critically, they give us a very strong safety net when the cycle inevitably softens, and we are on our planned target pace for the execution of our individual property’s master plans.

As we look at the marketplace in which we operate today, we see continued demand growth with limited supply. We are always cautious about macro statistics, however we do note that there are only approximately 5,000 rooms currently under construction in the luxury segment and of those, very, very few in our specific markets. Given the time it takes for our complex type of high-end properties to be built, we continue to feel that the impact from supply will be minimal on our properties and we will benefit from continued growth in demand.

One of the indicators we focus on is future bookings. While we, like many, measure this in terms of booked room nights, we also measure this demand in terms of absolute dollars. As a result, we are very pleased with the future growth in revenue volume of our high-end meetings business and are constantly modifying our local hotel tactics to maximize the delivered benefits from this continued trend.

As with many of the other lodging organizations, we see specific and limited weaknesses in the second quarter, as Jim has explained. As such, we believe it is appropriate and right to be very cautious in our prognostications and guidance. However, as a team, we’re extremely optimistic about the growth and strength of the balance of the year, which portends well for 2008 and, hopefully, beyond.

We feel the lodging industry is strong and will continue to be so. We believe the sectors and the markets in which we operate are the strongest and most resilient in our industry. We remain convinced that our company’s high-end geographic positioning and our long-term growth plans serve our shareholders well and will continue to do so as the lodging cycle matures and evolves, and we have the management team to take advantage of the cycle.

We would now like to welcome any questions.

QUESTION AND ANSWER

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS) Will Marks, JMP Securities.

Will Marks —JMP Securities—Analyst

Good morning Jim, good morning, Laurence, I had a question on just general thoughts on dispositions as well as acquisitions/joint ventures.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Okay, good morning, Will. As we look at our disposition strategy, we are obviously trying to test the market for the right valuations. We continue to look at how we can package the Marriott Lincolnshire appropriately and the timing of the sale, given its lease position on that, and we look at certain of our other properties, we have, now as you know, considered in the past, the three Hyatt’s: New Orleans, Phoenix, and La Jolla, for dispositions. As Jim has mentioned, two of them, they were in cross-collateralized debt, and so the disposition of one has implications that we have to manage in the total debt allocation issue.

We continue to look at both dispositions and joint ventures as ways of proving and liquifying some of our assets, proving value and liquifying assets. As far as acquisitions are concerned, we have a very limited pipeline in the U.S. because we’ve been focusing our activities, as I said in Q1, on our master plan execution. Should we sell properties or joint venture properties with substantial gains during the balance of this year, of course, we will consider 1031 exchanges as a method of executing a tax strategy.

Will Marks —JMP Securities—Analyst

Okay, that’s very helpful. Thanks. One other question, just related to CapEx. Did you mention a figure of CapEx spending this year?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

No, we did not mention it on the call just now, but we continue to think it’s around $45 million or so.

Will Marks —JMP Securities—Analyst

Okay, and then would you see that in 2008, a similar amount, or is there anything really major that would take it up higher or potentially lower?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

I think that in 2008 we will be under construction on an expansion at the Scottsdale property and also at La Solana, so my expectation is it would be quite substantially higher in 2008.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Will Marks —JMP Securities—Analyst

Great, thanks.

Operator

Smedes Rose, Calyon Securities.

Smedes Rose —Calyon Securities—Analyst

I have a couple of questions. On the Ritz-Carlton Half Moon Bay, do you feel pretty good now that you have identified these accounting issues and won’t see a lot more adjustments going forward?

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Good morning, its Laurence, I believe we have identified most of the issues. We are scrutinizing every transaction we can and the hotel has worked very hard to help us isolate most of the issues. I think my feeling is that there are some very minor adjustments that we would want to make. As we test them out, there may be items such as inventories, etc., that need minor adjusting, but both we, Ritz-Carlton, and Marriott International all feel that we have pretty well isolated and cleaned up the accounting issues of the past.

While we are on the subject of Half Moon Bay, this is a property that, frankly, the management team let go. It has frustrated us, the pace of getting it back into its full flow. We have a new team in place at the hotel, which are working very hard and we are comfortable with. It is of course, frustratingly slow, as I’ve mentioned. It is never fast enough for us, but we feel that the trends are going in the right direction on the management and we are working very hard to galvanize both Ritz and Marriott to focus as hard as they can on this property so we can accelerate the anticipated returns.

Having said all of that, we are pleased with what we’re seeing in the marketplace. We are pleased with the reaction of the guests and the meeting planners to our improvements. We have some more improvements in the public areas to generate incremental revenue, which we will implement during the year. So in general, I feel pretty good about this property. The trends are going well. We have had a hiccup, an annoying and irritating hiccup over the past few weeks, which we have gone through. I hope ourselves, Ritz, and Marriott have learned from it, and we will go forward.

Smedes Rose —Calyon Securities—Analyst

Can I ask one more question? In your remarks you mentioned a couple of group cancellations in some of your hotels and we have heard on other conference calls for the first quarter also, to varying degrees, group cancellations. Could you just talk maybe a little bit more about what you’re seeing on that side, what led to the cancellations, and I guess sort of the concern from investors’ perspective is this a sign that there is some sort of weakness out there on that side of the business? I realize group for you, it is a little different from what it means for a large 1,000-room-plus hotel, but — or is it just kind of the business, things happen, and stuff gets moved around?

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Okay, first of all, we have large 1,000-room hotels, so we are all in it. Look, I think, let me take you — if I can do this a little bit backwards and narrow in. Our future booking pace is very good. It is stronger than we budgeted for in terms of dollar volumes and we see no hesitancy on meeting planners not only to book rooms, but to book higher-than-expected revenue business from ancillary activities such as food, beverage, sporting, spas, etc. So for the long-term, we see no leading indicator as we did early in 2001 with the group business, which portended a turn down, so we don’t see that.

We have seen some shifting around, some hesitancy in some of the business. A lot of the mergers and acquisitions business that has been announced over the time has caused people that are merging to either withdraw or to rethink their business and move it around. Certain of the truck lodges, car lodges have been moved around as their business models have changed.

This is probably the normal ebb and flow and I do not want to overreact to it. We watch trends carefully. We watch the leisure trends and the pickup. For us, the negative side of it is, group business is such high profit from the food and beverage and the ancillary activities, we can count on the revenue and drive high margins, that when we fill it in with transient business, the rate is somewhat less predictable and you have to work a lot harder to sell food and beverage and ancillary activities. So there is the downside for us.

We think Q2 is — these bookings are just a blip. Everything indicates that they are, but we are being very, very cautious. And that is one of the reasons why we haven’t upped our guidance from operations, because I want to make sure we are cautious and what we think is a blip is a blip.

Smedes Rose —Calyon Securities—Analyst

All right, thank you.

Operator

We’ll go now to Will Truelove, UBS.

Michelle Ko —UBS—Analyst

Hi. Good morning. It is actually Michelle Ko for Will Truelove. I have Just a couple of questions. I was wondering if you could tell us a little bit more about the performance at the Hotel del Coronado and the Ritz-Carlton Laguna Niguel. In Q1 it appears that the Total RevPAR improved, but the actual RevPAR was down. I know you cited some issues with the weather, but maybe you could just expand a little bit more on that?

Also, the Marriott Lincolnshire, do you have any sense as to the timing for when it might be sold? We were expecting it to be in the first quarter, but I guess that has been a little bit delayed. And then, lastly, if you could just go over some of those numbers for the residential component with the Hotel del Coronado again — when you believe you’re going to start receiving those earnings? And I believe you said it would be $3 million each year.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Michelle, let me make sure I’ve got the right questions. You asked about the performance of the del during Q1, the Marriott Lincolnshire’s potential disposition, and the del residential. Have I got the questions correct?

Michelle Ko —UBS—Analyst

Yes, that’s correct.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Okay, let me and then I’m going to hand it over to Jim and to Richard. As far as Lincolnshire is concerned, we felt that — we tested the market in Q4 of last year for a sale and we saw some nervousness in the market about it because of the recent opening of a Westin hotels financed by the city in Wheeling, Illinois. What we decided to do was go through the first half of this year, try and satisfy ourselves as to the future needed capital expenditure, when we were going to see defensive expenditure or not — which would be a trigger for a sale — try and absorb the impact of this Westin hotel, and reconsider at the end of Q3 based on operations.

I can say from my memory that we are reasonably pleased with the operations of the hotel so far and it seems to have absorbed it without negative impact, although without much growth this year. Jim, do you want to take the del residential and then Richard can deal with the operations?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

Michelle, we’ve got 78 condominium hotel units — I’m sorry, let me step back. We’ve got 35 residences on the beach at the del Coronado and they key into 78 rooms for rental. What we’re doing right now is selling the 35 residences as condo hotel units. We have all of the units reserved, other than two, and the closings on those units are waiting for physical completion of construction and permitting. And permitting of condo hotel units — not just condo hotel units, but almost any operational facility in California on the beach — is a process which has some uncertainty in timing.

We believe that closings will begin in the late second quarter, maybe the early third quarter, but that they should be completed by year-end, and then after they sell, these 78 keys are in our rental pool. So there’s really two components of value to us.

Our expected sales proceeds, when I give you a cash-flow number of $15 million to $18 million, that is our 45% of the expected sales proceeds, less the cost of construction and repayment of the debt that was used to construct the properties and the taxes related to that. So our expectation is cash-flow this year of $15 million to $18 million, EBITDA of $10 million to $12 million.

Michelle Ko —UBS—Analyst

I’m sorry, EBITDA is how much?

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Jim Mead —Strategic Hotels & Resorts—EVP & CFO

$10 million to $12 million, and FFO of $6 million to $7 million. Once again, the timing of closings are basically a permitting issue, as the properties are in various stages right now of getting their C of Os, which will come through the year.

Michelle Ko —UBS—Analyst

So those numbers are for the sale or for the rentals, or both?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

That is simply for the sales proceeds. Now when they are all open and they are all leasing as part of the hotel, we’ll have an annualized run rate of about $3 million in EBITDA for those rooms, and again, my comment was that the debt related to that construction is being paid off through the sales of the condominiums. It is a debt-free kind of cash flow.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Richard, do you want to discuss the operations in Q1?

Richard Moreau —Strategic Hotels & Resorts—EVP Asset Management

Yes, in terms of the Ritz-Carlton Laguna Niguel and the Hotel del, as you well know, they’re both in Southern California and you are right in your earlier comment that weather had a tremendous impact on these two hotels in the first quarter. Particularly out of the Northeast, a lot of flights were canceled. Many groups had attrition and no arrivals. So from a RevPAR standpoint, while their rates were up, their occupancies were down slightly.

When you look the Total RevPAR, at the del for example, we opened — we have a new restaurant that is open this year that was closed during the first quarter of last year. We also have three or four new retail operations that we are operating versus being leased last year, so you see an improvement in the Total RevPAR even though there was a slight drop in occupancy.

At the Ritz-Carlton Laguna Niguel, same thing. We had better a la carte food and beverage revenues and our spa was achieving higher sales than it was last year. There, again, we had a better Total RevPAR, but basically, that particular section of the country was really affected by the weather in the Northeast.

Michelle Ko —UBS—Analyst

Okay, great. Thank you very much.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS) We’ll go now to Bill Crow with Raymond James.

Bill Crow —Raymond James—Analyst

Good Morning, guys. A couple of questions. Jim, just clarification, the residential component, the $6 million to $7 million of FFO, and I’m not sure what you said was EBITDA, but that is not included in your guidance at this point. Is that correct?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

The $6 million to $7 million in FFO is from the sales of condominium hotel units and is not included in our EBITDA guidance.

Bill Crow —Raymond James—Analyst

But if I caught you earlier, you believe that you can replicate that in future years from some of the other activities. Is that correct?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

That is correct. I would expect to see residential earnings in the company for several years to come as we look at the sale of the Punta Mita Residence Club and the La Solana delivery of units there, as well as other elements that we’re seeing around the company.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Bill, it’s Laurence. Just to add to that, we do see that these brand extensions — from fractional ownerships, to residential, to condo hotels — will be a sustainable and long-term part of this company’s future activities, as will be the expansion of our retailing and our specialist food and beverage operations.

Bill Crow —Raymond James—Analyst

Yes, the intent is to include it in the EBITDA and FFO once it does occur, so there is upside to what the estimates might be at the current time.

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

That is correct.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Bill Crow —Raymond James—Analyst

I just wanted to make sure that was correct. Getting back to Half Moon Bay, I hate to beat the dead horse a little bit, but the issues that arose on the accounting side, is that — that was the fault of the management company, Ritz-Carlton? Is that correct? Is there any redress to Marriott or Ritz-Carlton to try and get this back?

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Bill, as long as I am not the dead horse you are flogging, you can keep going on. Let me start. The issues were, as we mentioned during last quarter, caused by a rogue general manager and some potential complicity from other members of the staff. It was not, in our estimation and our investigation, a Ritz-Carlton or Marriott activity in that respect. They are as shocked and upset, I hope, as we are. I believe they are.

So that is the first. I think we have isolated it. I have been around a long time, regretfully, Bill, as you know, I have not seen one like this before. This is a new one for me. I would have said for my book, but that is not what I will -—_

Bill Crow —Raymond James—Analyst

Can’t wait to read it.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

This is a new one. Let me go on. As to redress with Ritz-Carlton, you know well enough that we have ongoing conversations with all of our brands all of the time as issues arise and things change and situations modify. This is no different. It would be wrong of me to discuss it.

Bill Crow —Raymond James—Analyst

Fair enough. Laurence, did you guys look at the CNL resort portfolio that Morgan Stanley acquired and how serious was your interest?

Laurence Geller —Strategic Hotels & Resorts—President & CEO

The answer is our interest was not serious, and we hardly looked at it for a number of reasons. First of all, we have looked at it a long time. Secondly, the pricing expectations were beyond that which I was even interested in presenting to our Board of Directors. Thirdly, and importantly, many of the markets didn’t appeal to us. The Orlando property did not appeal to us, and we believe we are more than represented with the best property in the desert in Scottsdale. And we intend to focus our activities on that property. They were fairly heavily weighted with properties that we believe are inferior to ours in the desert.

Bill Crow —Raymond James—Analyst

Fair enough. I have got two more quick questions. First of all on the supply front, you do have some competitive supply hitting in the next few years, Punta Mita, Mexico City, Phoenix certainly has some. You feel pretty confident you can weather that supply addition in those markets?

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Okay, well, let’s take Punta Mita. The competitive supply is 100 rooms St. Regis, come at it. That is fine. They can survive on our turn-aways and denials. So good luck to them. As far as Phoenix is concerned, we have said that long-term, we will be out of that market. There is a new Sheraton being built funded by the city. I would just point out that that Sheraton is being funded for a cost around $400,000 to $450,000 a room, and our hotel is valued probably at between $150,000 and $175,000 a room. I suspect we will come out fine on that one. I don’t really have concerns in other places.

Bill Crow —Raymond James—Analyst

Okay, fair enough. Thank you, guys.

Operator

We’ll go now to Jeff Randall with AG Edwards.

Jeff Randall —AG Edwards—Analyst

Good morning guys, just wondered if you can help me understand something. The same-store RevPAR did markedly better than the RevPAR that includes the more recent acquisitions, and from your comments, it sounds like there was a lot of good things going on at the recent acquisitions. What is really driving that difference there?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

You’re looking historically or prospectively? If you look at the first quarter —.

Jeff Randall —AG Edwards—Analyst

Yes, just first quarter, Jim.

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

First quarter, let me just make a comment. First quarter in general is a difficult quarter to read. It can be very volatile. The reason is, it is the weakest quarter for the company in Chicago, in the Southern California markets. The weather-related issues around the country in the first quarter make it substantially weaker than others, so the hiccups can be very dramatic in terms of their impact to the numbers.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

What happened in the first quarter is we had a cancellation in the desert at the Scottsdale property and that impacted, substantially, the food and beverage business. And so you see the Total RevPAR narrowed in terms of its performance against RevPAR for the properties that were not same-store. So when you look at total North American versus same-store, that is basically the difference.

Jeff Randall —AG Edwards—Analyst

Okay, so there is no broader implication, then?

Jim Mead —Strategic Hotels & Resorts—EVP & CFO

Absolutely not, absolutely not and, again, we’re looking at some unique hotels events. We’ve got a portfolio of 20 hotels and there’s always going to be something uniquely happening at one of the hotels or another hotel. This is just a case of that.

Jeff Randall —AG Edwards—Analyst

Okay, and then a second question. On your non-EBITDA producing efforts, you mentioned getting some — I guess you mentioned the Scottsdale acreage and the timing of entitlements at Loews. Then you also brought up Prague. I just wondered is it ten acres in Scottsdale and if you could remind us what might be done there?

Then maybe the timing of when you expect to get the Loews entitlements in place. Then I think the Prague entitlements was something that I wasn’t sure what that related to, so maybe some detail there.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Thanks, Jeff. Very simply, Scottsdale, we acquired 10 extra acres of land. Through our master planning when we bought the hotel, through our master planning efforts, we have isolated internal land, largely comprised of the tennis courts, which gives us a total of 15 acres of expansion land. We are doing — we have not discussed with you specifically what we’re planning yet, suffice it to say we see a substantial — for the long-term, we see a substantial increase in the number of bedrooms and how those bedrooms are marketed in terms of different components.

In the same way as at the Fairmont in Chicago, we have our gold — just opening our gold club, just opened our gold club and doing our gold rooms and will have an all-suite expansion at the Aqua Building, as Jim mentioned. So we see different room categories in that.

We also see a substantial meeting rooms place. In the meantime, as part of our master plan, we are working towards converting some of our restaurants and bars — to more named-brand restaurants and bars and we will make those announcements later this year. Hopefully, those will come on-stream partially or totally for some of the winter season ahead of us.

As far as Loews are concerned, we’re going through the final phases of planning with the city for seven houses, of which one will be a more low income house on the 22,000 square feet of land on the beach in front of the hotel. Once we’ve gone through the city, we then go to the Coastal Commission and we are at the vagaries of the Coastal Commission, which all of you know is a more tortuous process.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

In Prague, we own the square in front of the hotel and we have the best location in Prague. One of our investors used the analogy it’s akin to the Plaza Hotel in New York. We have that square in front of it and we are working through various entitlements, options, with the city and with our planning people to maximize it.

What has happened is it has just become an extremely valuable piece of land and it is our job to figure out how best to maximize it. So those are the three there, but we are, as Jim said, at the nascent stages of the entitlement process in Prague because we have not figured out what is the highest and best use yet.

Jeff Randall —AG Edwards—Analyst

Okay, great. Just on the Loews timing, it sounds like with the Coastal Commission that is going to be a multiyear endeavor, or can you give any color on that?

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Anybody who wants to predict the timing it takes for the Coastal Commission should just get on a plane and go to Las Vegas. My guess is it is somewhere between a year and two years, but in the meantime the designs are very much in accord with the city and there is plenty of precedent for what has been done. For example, next to us, a similar scale building was built entitled by the Coastal Commission, so there is plenty of precedent.

We are very optimistic about it, despite the contortions we will have to go through with the Coastal Commission.

Jeff Randall —AG Edwards—Analyst

Okay, great. Thank you.

Operator

It seems there are no further questions. I’ll turn the conference back over to Mr. Geller for any additional or closing remarks.

Laurence Geller —Strategic Hotels & Resorts—President & CEO

Thank you for the questions. They’re really very good and I am pleased to have had the opportunity to explain them. Look, as far as I see it, this was a very good quarter for the company and as we mentioned, we’re very comfortable about the balance of the year. EBITDA per room for us was the highest by far amongst our peer group, and I am very comfortable we’re moving forward in the right direction on all of the multifaceted programs we have in the company.

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May. 03. 2007 / 10:00AM ET, BEE - Q1 2007 Strategic Hotels and Resorts Earnings Conference Call

The marketplace is working for us and our specific markets are very sound. We look forward to continuing to explore value-proving concepts such as dispositions and joint ventures, but have to take those in the context of the opportunity as they arrive. We have a very good team of folks, very professional and certainly leading edge. We have a great portfolio, great plans, great markets, and a great marketplace. I think this is a pretty terrific time to be in the lodging industry and particularly where we are at the high-end.

So I look forward to getting through the second quarter and reporting to you our activities this time in three months, so thank you very much and thank you for your attention.

Operator

That does conclude our conference for today. Thank you all for your participation. Have a great day.